EXHIBIT 2.1
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                                                                      APPENDIX A


                      AGREEMENT AND PLAN OF REORGANIZATION

AGREEMENT AND PLAN OF REORGANIZATION ("Reorganization Agreement") dated as of January __, 2001, by and among THE PENNSYLVANIA CAPITAL BANK ("Pennsylvania Capital"), a Pennsylvania banking institution having its registered office at The Times Building, 336 Fourth Avenue, Pittsburgh, Pennsylvania 15222, and THREE RIVERS BANCORP, INC. ("Three Rivers"), a Pennsylvania corporation, having its principal executive office at 2681 Mosside Boulevard, Monroeville, Pennsylvania 15146-3315 and THREE RIVERS BANK AND TRUST COMPANY ("Three Rivers Bank"), a Pennsylvania banking institution having its registered office at 2681 Mosside Boulevard, Monroeville, Pennsylvania 15146-3315, the stock of which is wholly owned by Three Rivers.

                                   WITNESSETH

         WHEREAS, the parties hereto desire that Pennsylvania Capital shall be merged with and into Three Rivers Bank ("Merger") pursuant to an Agreement and Plan of Merger substantially in the form attached hereto as Annex A ("Plan of Merger") pursuant to which the shareholders of Pennsylvania Capital will receive cash and shares of Three Rivers Common Stock in exchange for their shares of Pennsylvania Capital Stock (both Pennsylvania Capital Common and Pennsylvania Capital Class A Stock); and

         WHEREAS, the parties hereto desire to provide for certain undertakings, conditions, representations, warranties and covenants in connection with the transactions contemplated hereby.

         NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties and covenants herein contained and intending to be legally bound hereby, the parties hereto agree as follows:

                                    ARTICLE 1

                                   DEFINITIONS

         1.1. "Bank Holding Company Act" shall mean the Bank Holding Company Act of 1956, as amended.

         1.2.  "Closing Date" shall mean the date specified  pursuant to Section
4.9 hereof as the date on which the parties hereto shall close the transactions contemplated herein.

         1.3.  "Code" shall mean the Internal Revenue Code of 1986, as amended.

         1.4. "Commission" or "SEC" shall mean the Securities and Exchange Commission.

         1.5. "Competing Transaction" shall mean any of the following involving Pennsylvania Capital (other than the transactions contemplated by this Reorganization Agreement): (a) any merger, consolidation, share exchange for a controlling interest, business combination or other similar transaction; (b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 15% or more of the assets of Pennsylvania Capital in a single transaction or series of transactions to the same person, entity or group, or (c) any public announcement by Pennsylvania Capital of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

         1.6. "Deal Price" shall mean the Initial Deal Price or Adjusted Deal Price as defined in Article V of the Plan of Merger, as applicable.

         1.7. "Department of Banking" shall mean the Pennsylvania Department of Banking.

         1.8.  "Effective  Date" shall  mean  the  date  specified  pursuant  to
Section 4.9 hereof as the effective date of the Merger.

         1.9. "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

         1.10. "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

         1.11. "FDIA" shall mean the Federal Deposit Insurance Act.

         1.12. "FDIC" shall mean the Federal Deposit Insurance Corporation.

         1.13. "Federal Reserve Board" shall mean the Board of Governors of the Federal Reserve System.

         1.14. "Investment Company Act" means, the Investment Company Act of 1940, as amended.

         1.15. The term "knowledge" means, with respect to a party hereto, actual knowledge of Gerald B. Hindy, Charles A. Warden, Michael G. Zamagias and Andrew W. Hasley in the case of Pennsylvania Capital and Terry K. Dunkle, Harrison W. Vail and Anthony M. V. Eramo in the case of Three Rivers and Three Rivers Bank.

         1.16. "Nasdaq" means the electronic securities market that is operated by the Nasdaq Stock Market, Inc. which is a wholly-owned subsidiary of the National Association of Securities Dealers, Inc.

         1.17. "Nasdaq National Market" means a tier of the Nasdaq Stock Market comprised of securities meeting the specific requirements of a Nasdaq National Market security.

         1.18. "Pennsylvania Banking Code" shall mean the Pennsylvania Banking Code of 1965, as amended.


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

         1.19. "Pennsylvania Capital Financial Statements" shall mean (i) the unaudited balance sheets of Pennsylvania Capital as of September 30, 2000 and December 31, 2000 and the respective related statements of cash flows and changes in shareholder's equity (including related notes, if any) and the income statements for the periods then ending, (ii) the audited consolidated balance sheets of Pennsylvania Capital as of December 31, 1999, 1998 and 1997 and the related statements of cash flows and changes in shareholders' equity for each of these years (including related notes, if any) and the income statements for each of the three years ended December 31, 1999, 1998 and 1997 and (iii) the balance sheets of Pennsylvania Capital and related statements of income (including statements of cash flows and changes in shareholders' equity and related notes, if any) with respect to quarterly or annual periods ended subsequent to September 30, 2000.

         1.20. "Previously Disclosed" shall mean disclosed prior to the execution hereof in a detailed letter or schedule, for which any and all representations, warranties and covenants are hereby qualified by such letter or schedule and which such letter or schedule shall identify the appropriate provision of this Reorganization Agreement to which it relates dated of even date herewith and delivered to (i) Pennsylvania Capital by Three Rivers, the receipt of which shall be acknowledged in writing by Pennsylvania Capital, or
(ii) Three Rivers by Pennsylvania Capital, the receipt of which shall be acknowledged in writing by Three Rivers.

         1.21. "Proxy Statement" shall mean the joint proxy statement/prospectus (or similar documents), together with any post-effective amendments thereto, sent to the shareholders of Three Rivers and Pennsylvania Capital, respectively, to solicit their votes in connection with this Reorganization Agreement and the Plan of Merger.

         1.22 "Re-evaluation Date" shall have the meaning found in Article V of the Plan of Merger.

         1.23. "Registration Statement" shall mean the registration statement, and any post-effective amendments thereto, with respect to the Three Rivers Common Stock to be issued in connection with the Merger as declared effective by the Commission under the Securities Act.

         1.24. "Rights" shall mean warrants, options, rights, convertible securities and other arrangements or commitments which obligate an entity to issue or dispose of any of its capital stock, and stock appreciation rights, performance units and other similar stock-based rights whether they obligate the issuer thereof to issue stock or other securities or to pay cash.

         1.25. "SEC  Documents"   shall   mean  all  reports  and   registration
statements filed, or required to be filed, by a party hereto pursuant to the Securities Laws.

         1.26. "Securities Act" shall mean the Securities Act of 1933, as amended.

         1.27. "Securities Laws" shall mean: the Securities Act; the Exchange Act; the Investment Company Act; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939, as amended; and the rules and regulations of the Commission promulgated thereunder.


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

         1.28. "Three Rivers Financial Statements" shall mean (i) the unaudited balance sheets of Three Rivers Bank as of September 30, 2000 and December 31, 2000 and the related statements of cash flows and changes in shareholder's equity (including related notes, if any) and the income statements for the periods then ending, (ii) the audited consolidated balance sheets of Three Rivers as of December 31, 1999, 1998 and 1997 and the related consolidated statements of income, cash flows and changes in shareholders' equity (including related notes, if any) for each of the three years ended December 31, 1999, 1998 and 1997 as filed by Three Rivers in SEC Documents and (iii) the consolidated balance sheets of Three Rivers and related consolidated statements of income, cash flows and changes in shareholders' equity (including related notes, if any) as filed by Three Rivers in SEC Documents with respect to quarterly or annual periods ended subsequent to September 30, 2000; provided, however, that all financial statements shall be prepared on a pro forma basis for periods during which Three Rivers Bank was a wholly-owned subsidiary of USBANCORP, Inc. prior to the April 3, 2000 tax-free spin-off of Three Rivers to the shareholders of USBANCORP, Inc. on pursuant to Section 355 of the Code.

         1.29. "Tax" or "Taxes" shall mean all (i) income, gross receipts, gains, sales, use, employment, franchise, profits, excise, property, value added, commercial rent or other taxes, (ii) fees, stamp taxes and duties, assessments or charges of any kind whatsoever (whether payable directly or by withholding), together with any interest and penalties, or (iii) additions to tax, or additional amounts with respect thereto, imposed by any taxing authority.

         1.30. "Tax Returns" shall mean all federal, state, local and foreign tax returns including, without limitation, estimated tax returns, returns required under Sections 1441-1446 and 6031-6060 of the Code and any regulations thereunder, and any comparable state and local laws and regulations, withholding tax returns, FICA and FUTA returns and back-up withholding returns required under Section 3406 of the Code and the regulations thereunder, and any comparable state and local laws and regulations.

         Other terms used herein are defined in the preamble and the recitals to this Reorganization Agreement.

                                    ARTICLE 2

             REPRESENTATIONS AND WARRANTIES OF PENNSYLVANIA CAPITAL

         Pennsylvania Capital hereby represents and warrants to Three Rivers as follows:

2.1.     CAPITAL STRUCTURE OF PENNSYLVANIA CAPITAL

         (a) As of the date hereof, the authorized capital stock of Pennsylvania Capital consists of 5,000,000 shares of Common Stock, par value $1.00 per share ("Pennsylvania Capital Common"), 100,000 shares of Class A Common Stock, par value $1.00 per share ("Pennsylvania Capital Class A Stock") and 1,000,000 shares of Preferred Stock, par value $1.00 per share ("Pennsylvania Capital
Preferred Stock"). ("Pennsylvania Capital Common" and "Pennsylvania Capital Class A Stock" are sometimes collectively herein referred to as "Pennsylvania Capital Stock"). As of the date hereof, 404,777 shares of Pennsylvania Capital Common, 36,675 shares of Pennsylvania Capital Class A Stock and no shares of Pennsylvania Capital Preferred Stock are


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

issued and outstanding. All outstanding shares of Pennsylvania Capital Stock have been duly issued and are validly outstanding, fully paid and nonassessable. None of the shares of Pennsylvania Capital Stock has been issued in violation of the preemptive rights of any person.

         (b) Except as Previously Disclosed, there are no Rights authorized, issued or outstanding with respect to the Pennsylvania Capital Stock.

2.2.     NO SUBSIDIARIES

         Pennsylvania Capital does not own, directly or indirectly, 5% or more of the outstanding capital stock or other voting securities of any corporation, bank, savings association or other organization.

2.3.     ORGANIZATION, STANDING AND AUTHORITY OF PENNSYLVANIA CAPITAL

         Pennsylvania Capital is a duly organized Pennsylvania banking institution, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. Pennsylvania Capital has full power and authority to carry on its business as now conducted. Pennsylvania Capital is not required to be qualified to do business in any other State of the United States or any foreign jurisdiction except the State of Ohio in which an application for a license as a foreign corporation may be necessary. Pennsylvania Capital has all material federal, state and local governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now being conducted.

2.4.     AUTHORIZED AND EFFECTIVE REORGANIZATION AGREEMENT

         (a) Pennsylvania Capital has all requisite corporate power and authority to enter into and perform all of its obligations under this Reorganization Agreement. The execution and delivery of this Reorganization Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Pennsylvania Capital, subject to approval thereof by the shareholders of Pennsylvania Capital to the extent required by applicable law, and the Articles of Incorporation and By-Laws of Pennsylvania Capital.

         (b) Upon the execution of the Plan of Merger and at all times thereafter until the Closing Date, Pennsylvania Capital will have all requisite corporate power and authority to enter into and perform all of its obligations under the Plan of Merger, and the execution and delivery of the Plan of Merger and the consummation of the transactions contemplated thereby (at the time of such execution) will have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Pennsylvania Capital, except that the affirmative vote of the holders of at least 66-2/3% of the outstanding shares of Pennsylvania Capital Common and Pennsylvania Capital Class A Stock, voting together as a class, is required to approve the Plan of Merger pursuant to the Articles of Incorporation of Pennsylvania Capital and the Pennsylvania Banking Code.

         (c) This Reorganization Agreement constitutes a legal, valid and binding obligation of Pennsylvania Capital and the Plan of Merger, upon the authorization, execution and delivery thereof by the parties thereto, will constitute a legal, valid and binding obligation of

Pennsylvania Capital, in each case enforceable against it in accordance with their respective terms, subject to receipt of shareholder approval and, as to enforceability, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

         (d) Except as Previously Disclosed, neither the execution and delivery of this Reorganization Agreement or the Plan of Merger, nor consummation of the transactions contemplated hereby or thereby, nor compliance by Pennsylvania Capital with any of the provisions hereof or thereof shall (i) conflict with or result in a breach of any provision of the Articles of Incorporation or By-laws of Pennsylvania Capital, (ii) constitute or result in a breach of any material term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or asset of Pennsylvania Capital pursuant to, any material note, bond, mortgage, indenture, license, agreement or other instrument or obligation, or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Pennsylvania Capital (provided approval is obtained by appropriate federal and state regulatory authorities) except for such violations which, either individually or in the aggregate, would not have a material adverse effect on Pennsylvania Capital.

2.5      REGULATORY FILINGS

         Pennsylvania Capital has filed all reports required by statute or regulation to be filed with any federal or state bank regulatory agency and such reports were prepared, in all material respects, in accordance with the applicable statutes, regulations and instructions in existence as of the date of filing of such reports. Except as Previously Disclosed, there are no unresolved violations, criticisms or exceptions by the FDIC or other federal or state regulatory agency with respect to any filings made by Pennsylvania Capital.

2.6.     FINANCIAL STATEMENTS; BOOKS AND RECORDS; MINUTE BOOKS

         The Pennsylvania Capital Financial Statements fairly present the financial position of Pennsylvania Capital as of the dates indicated and the results of operations (and changes in shareholders' equity and cash flows for audited periods) of Pennsylvania Capital for the periods then ended in conformity with generally accepted accounting principles (in all material respects for unaudited periods) applied on a consistent basis except as disclosed therein. Except as Previously Disclosed, (i) the books and records of Pennsylvania Capital fairly reflect in all material respects the transactions to which it is a party or by which its properties are subject or bound, (ii) such books and records have been properly kept and maintained and are in compliance in all material respects with all applicable legal and accounting requirements and (iii) the minute books of Pennsylvania Capital contain accurate records of all corporate actions of its shareholders and Board of Directors (including committees of its Board of Directors).

2.7.     MATERIAL ADVERSE CHANGE

         Except as Previously Disclosed, Pennsylvania Capital has not suffered any material adverse change in its financial condition, results of operations or business since September 30, 2000.


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

2.8.     ABSENCE OF UNDISCLOSED LIABILITIES

         Pennsylvania Capital has no liability (contingent or otherwise) that is material to Pennsylvania Capital, or that, when combined with all similar liabilities, would be material to Pennsylvania Capital, except as disclosed in the Pennsylvania Capital Financial Statements as of the date of this Reorganization Agreement or as Previously Disclosed.

2.9.     PROPERTIES

         Except as Previously Disclosed, Pennsylvania Capital has good and marketable title free and clear of all liens, encumbrances, charges, defaults or equitable interests to all of the properties and assets, real and personal, reflected on the Pennsylvania Capital Financial Statements as being owned by Pennsylvania Capital as of September 30, 2000 or acquired after such date, except (i) liens for taxes not yet due and payable, (ii) pledges to secure deposits and other liens incurred in the ordinary course of its business including security interests or pledges to secure advances from the Federal Home Loan Bank, or other funding sources disclosed, and collateral securing deposits of the City of Pittsburgh, (iii) such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent and
(iv) dispositions and encumbrances for reasonably adequate consideration in the ordinary course of business. All leases pursuant to which Pennsylvania Capital, as lessee, leases real or personal property are valid and subsisting in accordance with their respective terms. Pennsylvania Capital has Previously Disclosed a true, complete and correct list of all personal property owned by officers or directors of Pennsylvania Capital and located on the premises of Pennsylvania Capital or used in the business of Pennsylvania Capital.

2.10     LOANS

         Except as Previously Disclosed, and to the knowledge of Pennsylvania Capital, each loan reflected as an asset in the Pennsylvania Capital Financial Statements as of September 30, 2000 and as of December 31, 2000 and each loan entered into subsequent thereto, (i) is evidenced in all material respects by notes, agreements or other evidences of indebtedness which are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected except for such invalid or unperfected security interests which would not reasonably be expected to have a material effect on Pennsylvania Capital, or any transaction contemplated by this Reorganization Agreement or the Plan of Merger, and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles. Except as Previously Disclosed, as of December 31, 2000, Pennsylvania Capital is not a party to any loan, including any loan guaranty, with any director, executive officer or 5% shareholder of Pennsylvania Capital or any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing.

2.11.    ALLOWANCE FOR LOAN LOSSES

         The allowance for loan losses reflected on the Pennsylvania Capital Financial Statements, as of their respective dates, is adequate in all material respects under the requirements of


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

generally accepted accounting principles to provide for reasonably anticipated losses on outstanding loans and is in conformity with all applicable banking regulatory procedures and requirements.

2.12.    TAX MATTERS

         (a) Pennsylvania Capital has timely filed all federal income tax returns required to be filed by it for each year through December 31, 1999 and has timely filed, or caused to be filed, all other federal, state, local and foreign Tax Returns required to be filed with respect to Pennsylvania Capital.

         (b) All Taxes due in respect of any tax periods have been paid or adequate reserves have been established for the payment of such Taxes and, as of the Closing Date, all Taxes due or to become due in respect of any tax periods ending on or prior to the Closing Date will have been paid or adequate reserves or accruals will have been established for the payment thereof. Pennsylvania
Capital will not have any material liability for any Taxes in excess of the amounts so paid or reserves or accruals so established. No audit examination or deficiency or refund litigation is pending with respect to tax periods of Pennsylvania Capital ending on or prior to the Closing Date.

         (c) All federal, state and local (and, if applicable, foreign) Tax Returns filed by Pennsylvania Capital are complete and accurate in all material respects. Pennsylvania Capital is not delinquent in the payment of any Tax, assessment or governmental charge, and Pennsylvania Capital has not requested any extension of time within which to file any Tax Returns in respect of any taxable year or portion thereof which have not since been filed. To the knowledge of Pennsylvania Capital, no deficiencies for any Tax, assessment or governmental charge have been proposed, asserted or assessed (tentatively or otherwise) against Pennsylvania Capital that have not been settled and paid. There are currently no agreements in effect with respect to Pennsylvania Capital to extend the period of limitations for the assessment or collection of any Tax.

         (d) Termination of the employment of any employees of Pennsylvania Capital, or contemplated payment to any employees or officers of Pennsylvania Capital, either before or following consummation of the transactions contemplated hereby, will not cause Pennsylvania Capital or Three Rivers Bank to make or to be required to make any "excess parachute payment" as that term is defined in Section 280(G) of the Code.

         (e) Pennsylvania Capital has no reason to believe that any conditions exist that might prevent or impede this transaction from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

2.13.    EMPLOYEE BENEFIT PLANS

         (a) Pennsylvania Capital has Previously Disclosed true and complete copies of all qualified pension or profit-sharing plans, any deferred compensation, consulting, bonus or group insurance contract or any other incentive, welfare or employee benefit plan or agreement maintained for the benefit of employees or former employees of Pennsylvania Capital, and will make available to Three Rivers (i) the most recent actuarial and financial reports prepared with

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

respect to any plans qualified under Section 401(a) of the Code, (ii) the most recent annual reports filed with any government agency and (iii) all rulings and determination letters and any open requests for rulings or letters that pertain to any plan qualified under Section 401(a) of the Code.

         (b) Neither Pennsylvania Capital (nor any pension plan maintained by it) has incurred or reasonably expects to incur any material liability to the Internal Revenue Service with respect to any plan qualified under Section 401(a) of the Code. Except as Previously Disclosed, Pennsylvania Capital has never sponsored, participated in or maintained any defined benefit pension plan.
Pennsylvania Capital has never participated in a "multiemployer plan" as such term is defined in Section 3(37) of ERISA.

         (c) As Previously Disclosed, a favorable determination letter has been issued by the Internal Revenue Service with respect to each "employee pension plan" (as defined in Section 3(2) of ERISA) of Pennsylvania Capital which is intended to be a qualified plan to the effect that such plan is qualified under
Section 401 of the Code and tax exempt under Section 501 of the Code. No such letter has been revoked or has been threatened to be revoked and Pennsylvania Capital does not know of any ground on which such revocation may be based. Such plans have been operated in all material respects in accordance with their terms and applicable law.

         (d) No prohibited transaction (which shall mean any transaction prohibited by Section 406 of ERISA and not exempt under Section 408 of ERISA) has occurred with respect to any "employee benefit plan" (as defined in Section 3(3) of ERISA) maintained by Pennsylvania Capital which would result in the imposition, directly or indirectly, of an excise tax under Section 4975 of the Code or the correction of which would have a material adverse effect on the financial condition, results of operations or business of Pennsylvania Capital.

2.14.    CERTAIN CONTRACTS

         (a) Except as Previously Disclosed, Pennsylvania Capital is neither a party to, nor is it bound by, (i) any material agreement, arrangement or commitment whether or not made in the ordinary course of business (other than loans or loan commitments made in the ordinary course of the banking business of Pennsylvania Capital), (ii) any agreement, indenture or other instrument relating to the borrowing of money by Pennsylvania Capital or the guarantee by Pennsylvania Capital of any such obligation, other than instruments relating to transactions entered into in the ordinary course of the banking business of Pennsylvania Capital and reflected in the Pennsylvania Capital Financial Statements, (iii) any agreement, arrangement or commitment relating to the employment of a consultant or the employment, election, retention in office or severance of any present or former director or officer or (iv) any contract, agreement or understanding with a labor union, in each case whether written or oral.

         (b) Pennsylvania Capital is not in default under any material agreement, commitment, arrangement, lease, insurance policy or other instrument whether entered into in the ordinary course of business or otherwise and whether written or oral, and there has not occurred any event that, with the lapse of time or giving of notice or both, would constitute such a default.


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

         (c) Since December 31, 1999, Pennsylvania Capital has neither incurred nor paid any obligation or liability that would be material to Pennsylvania Capital, except obligations incurred or paid in connection with transactions in the ordinary course of business of Pennsylvania Capital consistent with its past practices or except as Previously Disclosed or reflected in the Pennsylvania Capital Financial Statements.

         (d) Except as Previously Disclosed, Pennsylvania Capital is not a party to any transaction (other than agreements Previously Disclosed in connection with Section 2.13(a) and 2.14(a) hereof) with (i) any person who has been an executive officer or a director of Pennsylvania Capital since January 1, 1999,
(ii) any spouse of any such officer or director, (iii) any parent, child, brother, sister, or other family relation of any such officer or director who has the same home as such officer or director, (iv) any corporation or other entity of which any such officer or director or any such family relation is an officer, director, partner, or greater than 5% shareholder (based on percentage ownership of voting stock) or (v) any "affiliate" or "associate" of any such persons or entities (as such terms are defined in the rules and regulations promulgated under the Securities Act), including, without limitation, (x) any transaction involving a contract, agreement, or other arrangement providing for the employment of, furnishing of materials, products or services by, rental of real or personal property from, or otherwise requiring payments to, any such person or entity, and (y) loans (including any loan guaranty) outstanding at the date hereof, but not (z) deposit accounts maintained at Pennsylvania Capital in the ordinary course of its banking business.

2.15.    LEGAL PROCEEDINGS

         Except as Previously Disclosed, there are no actions, suits or proceedings instituted, pending or, to the knowledge of Pennsylvania Capital, threatened against Pennsylvania Capital or against any asset, interest or right of Pennsylvania Capital that would, if determined adversely to Pennsylvania Capital, have a material adverse effect on Pennsylvania Capital. To the knowledge of Pennsylvania Capital, there are no actual or threatened actions, suits or proceedings which present a claim to restrain or prohibit the transactions contemplated herein or to impose upon Three Rivers, Pennsylvania Capital or any of their respective subsidiaries or affiliates any material cost or obligation in connection therewith. Except as Previously Disclosed, there are no actions, suits or proceedings instituted, pending or, to the knowledge of Pennsylvania Capital, threatened against any present or former director or executive officer of Pennsylvania Capital that might give rise to a claim for indemnification that would, if determined adversely to Pennsylvania Capital, have a material adverse effect on Pennsylvania Capital, and, to the knowledge of Pennsylvania Capital, there is no reasonable basis for any such action, suit or proceeding.

2.16.    COMPLIANCE WITH LAWS

         Except as Previously Disclosed, Pennsylvania Capital is in compliance in all material respects with all statutes and regulations applicable to the conduct of its business, and neither Pennsylvania Capital nor, to the knowledge of Pennsylvania Capital, any director or officer thereof received notification from any agency or department of federal, state or local government (i) asserting a material violation of any such statute or regulation, (ii) threatening to revoke any license, franchise, permit or government authorization or (iii) restricting or in any way limiting its  operations.  Pennsylvania  Capital  is not  subject  to any  regulatory  or supervisory cease and desist order, agreement, directive, memorandum of understanding or commitment, and it has not received any communication requesting that it enter into any of the foregoing. Without limiting the generality of the foregoing, Pennsylvania Capital is in material compliance with the filing requirements for all currency transaction reports required to be filed and taken all other material actions required under the Currency and Foreign Transactions Reporting Act, codified at 31 U.S.C. ss. 5301 et seq., and its implementing regulations.

2.17.    BROKERS AND FINDERS

         Neither Pennsylvania Capital nor any of its officers, directors or employees has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with the transactions contemplated by this Reorganization Agreement or the Plan of Merger, except that Pennsylvania Capital has engaged and will pay a fee to Danielson Associates, Inc. in connection with a fairness opinion regarding the Merger.

2.18.    INSURANCE

         Pennsylvania Capital has Previously Disclosed a complete and accurate summary of all insurance policies and bonds maintained by Pennsylvania Capital. Except as Previously Disclosed, Pennsylvania Capital has not received any notice of a premium increase or cancellation with respect to any of its insurance policies or bonds and, within the last three years, Pennsylvania Capital has not been refused any insurance coverage sought or applied for, and Pennsylvania Capital has no reason to believe that existing insurance coverage cannot be renewed as and when the same shall expire, upon terms and conditions as favorable as those presently in effect, other than possible increases in premiums or unavailability in coverage that have not resulted from any extraordinary loss experience of Pennsylvania Capital.

2.19.    DEPOSIT INSURANCE

         Except as Previously Disclosed, Pennsylvania Capital is an insured bank as defined in the FDIA, and Pennsylvania Capital has paid all assessments and filed all reports required by the FDIA.

2.20.    ENVIRONMENTAL LIABILITY

         Except as Previously Disclosed, there is no legal, administrative, arbitral or other proceeding to which Pennsylvania Capital is a party, or, to the knowledge of Pennsylvania Capital, claim, action, cause of action, or governmental investigation of any nature seeking to impose, or that could result in the imposition, on Pennsylvania Capital of any liability arising under any local, state or federal environmental statute, regulation or ordinance including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, pending or, to the knowledge of Pennsylvania Capital, threatened against Pennsylvania Capital, which liability might have a material adverse effect on the financial condition, results of operations or business of Pennsylvania Capital; except as Previously Disclosed, to the knowledge of Pennsylvania Capital, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any such liability; and Pennsylvania Capital is not subject to any agreement, order, judgment, decree or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any such liability.

2.21.    CERTAIN INFORMATION

         At  the  time  the  Proxy   Statement  is  mailed  to  shareholders  of
Pennsylvania Capital, up to and including the time of the later of the Pennsylvania Capital shareholders' meeting held to vote upon the Merger or the Three Rivers shareholders' meeting held to vote upon the Merger, the information provided by Pennsylvania Capital and contained in the Proxy Statement (i) shall comply in all material respects with the applicable provisions of the regulations of the Securities Laws, and (ii) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading.

                                    ARTICLE 3

                 REPRESENTATIONS AND WARRANTIES OF THREE RIVERS

         Three Rivers and, where appropriate, Three Rivers Bank, jointly and severally hereby represent and warrant to Pennsylvania Capital as follows:

3.1.     CAPITAL STRUCTURE OF THREE RIVERS

         As of the date hereof, the authorized capital stock of Three Rivers consists of (i) 5,000,000 shares of preferred stock, no par value, none of which has been issued and (ii) 20,000,000 shares of common stock, par value $0.01 per share ("Three Rivers Common Stock"), of which 6,675,212 shares are issued and outstanding. All outstanding shares of Three Rivers' capital stock have been duly issued and are validly outstanding, fully paid and nonassessable. Except as Previously Disclosed, there are no Rights authorized, issued or outstanding with respect to the capital stock of Three Rivers. None of the shares of Three Rivers' capital stock has been issued in violation of the preemptive rights of any person. The shares of Three Rivers Common Stock to be issued in connection with the Merger have been duly authorized and, when issued in accordance with the terms of this Reorganization Agreement and the Plan of Merger, will be validly issued, fully paid, nonassessable and free and clear of any preemptive rights. As of the date hereof, no shares of Three Rivers Common Stock were reserved for issuance.

3.2.     ORGANIZATION, STANDING AND AUTHORITY OF THREE RIVERS

         Each of Three Rivers and its wholly-owned banking subsidiary, Three Rivers Bank, is a duly organized corporation, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania, with full corporate power and authority to carry on its business as now conducted. Three Rivers is registered as a bank holding company under the Bank Holding Company Act. Three Rivers and its subsidiaries have all material federal, state and local government authorizations necessary for them to own or lease their properties and assets and to carry on their business as it is now being conducted.

3.3.     AUTHORIZED AND EFFECTIVE REORGANIZATION AGREEMENT

         (a) Each of Three Rivers and Three Rivers Bank has all requisite corporate power and authority to enter into and perform all of its obligations under this Reorganization Agreement. The execution and delivery of this Reorganization Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Three Rivers and Three Rivers Bank.

         (b) Upon the execution of the Plan of Merger, and at all times thereafter until the Closing Date, each of Three Rivers and Three Rivers Bank will have all requisite corporate power and authority to enter into and perform all of its obligations under the Plan of Merger, and the execution and delivery of the Plan of Merger and the consummation of the transactions contemplated thereby (at the time of such execution) will have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Three Rivers and Three Rivers Bank, except that the affirmative vote of the holders of a majority of the outstanding shares of Three Rivers Common Stock is required to authorize the issuance of Three Rivers Common Stock pursuant to this Reorganization Agreement and Plan of Merger in accordance with Nasdaq requirements.

         (c) The Board of Directors of Three Rivers has directed that this Reorganization Agreement and the Plan of Merger be submitted to Three Rivers' stockholders for approval at a regular meeting to be held as soon as practicable.

         (d) This Reorganization Agreement constitutes a legal, valid and binding obligation of Three Rivers and Three Rivers Bank and the Plan of Merger, upon the authorization, execution and delivery thereof by the parties thereto, will constitute a legal, valid and binding obligation of Three Rivers and Three Rivers Bank, enforceable against them in accordance with their respective terms, subject to receipt of shareholder approval and, as to enforceability, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

         (e) Neither the execution and delivery of this Reorganization Agreement or the Plan of Merger, nor consummation of the transactions contemplated hereby or thereby, nor compliance by Three Rivers or Three Rivers Bank with any of the provisions hereof or thereof shall (i) conflict with or result in a breach of any provision of the Articles of Incorporation, charter or By-laws of Three Rivers or Three Rivers Bank, (ii) constitute or result in a breach of any material term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or asset of Three Rivers or Three Rivers Bank pursuant to, any note, bond, mortgage, indenture, license, agreement or other instrument or obligation or
(iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Three Rivers or Three Rivers Bank except for such violations which, either individually or in the aggregate would not have a material adverse effect on Three Rivers.

3.4.     SEC DOCUMENTS; REGULATORY FILINGS

         (a) Three Rivers has timely filed all SEC Documents together with any required amendments thereto, that it was required to file with the SEC. All such filings by Three Rivers complied in all material respects with all of the Securities Laws and are true, accurate and complete. There are no unresolved violations, criticisms or exceptions by the SEC with respect to any filings made by Three Rivers.

         (b) Three Rivers and each Three Rivers subsidiary has filed all reports required by statute or regulation to be filed with any federal or state bank regulatory agency and such reports were prepared, in all material respects, in accordance with the applicable statutes, regulations and instructions in existence as of the date of filing of such reports.

3.5.     FINANCIAL STATEMENTS; BOOKS AND RECORDS; MINUTE BOOKS

         The Three Rivers Financial Statements fairly present the consolidated financial position of Three Rivers as of the dates indicated and the results of operations, changes in shareholders' equity and cash flows of Three Rivers for the periods then ended in conformity with generally accepted accounting principles (in all material respects for unaudited periods) applied on a consistent basis except as disclosed therein. For periods prior to April 1, 2000 such statements have been prepared on a pro forma basis. Except as Previously Disclosed (i) the books and records of Three Rivers fairly reflect in all material respects the transactions to which it is a party or by which its properties are subject or bound, (ii) such books and records have been properly kept and maintained and are in compliance in all material respects with all applicable legal and accounting requirements, and (iii) minute books of Three Rivers contain accurate records of all corporate actions of its shareholders and Board of Directors (including committees of its Board of Directors).

3.6.     MATERIAL ADVERSE CHANGE

         Neither Three Rivers nor Three Rivers Bank has suffered any material adverse change in its financial condition, results of operations or business since September 30, 2000.

3.7.     ABSENCE OF UNDISCLOSED LIABILITIES

         Three Rivers has no liability (contingent or otherwise) that is material to Three Rivers, or that, when combined with all similar liabilities, would be material to Three Rivers, except as disclosed in the Three Rivers Financial Statements or as Previously Disclosed.

3.8.     ALLOWANCE FOR LOAN LOSSES

         The allowance for loan losses reflected on the Three Rivers Financial Statements, as of their respective dates, is adequate in all material respects under the requirements of generally accepted accounting principles to provide for reasonably anticipated losses on outstanding loans and is in conformity with all applicable banking regulatory procedures and requirements.

3.9.     TAX MATTERS

         (a) Three Rivers has timely filed, or caused to be filed, all federal, state, local and foreign Tax Returns required to be filed with respect to Three Rivers.

         (b) All Taxes due in respect of any tax periods have been paid or adequate reserves have been established for the payment of such Taxes and, as of the Closing Date, all Taxes due or to become due in respect of any tax periods ending on or prior to the Closing Date will have been paid or adequate reserves or accruals will have been established for the payment thereof. Three Rivers will not have any material liability for any Taxes in excess of the amounts so paid or reserves or accruals so established. No audit examination or deficiency or refund litigation is pending with respect to tax periods of Three Rivers ending on or prior to the Closing Date.

         (c) All federal, state and local (and, if applicable, foreign) Tax Returns filed by Three Rivers are complete and accurate in all material respects. Three Rivers is not delinquent in the payment of any Tax, assessment or governmental charge, and Three Rivers has not requested any extension of time within which to file any Tax Returns in respect of any taxable year or portion thereof which have not since been filed. To the knowledge of Three Rivers, no deficiencies for any Tax, assessment or governmental charge have been proposed, asserted or assessed (tentatively or otherwise) against Three Rivers that have not been settled and paid. There are currently no agreements in effect with respect to Three Rivers to extend the period of limitations for the assessment or collection of any Tax.

         (d) Neither Three Rivers nor any of its subsidiaries has any reason to believe that any conditions exist that might prevent or impede this transaction from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

3.10.    LEGAL PROCEEDINGS

         Except as Previously Disclosed, there are no actions, suits or proceedings instituted, pending or, to the knowledge of Three Rivers or Three Rivers Bank, threatened against Three Rivers, Three Rivers Bank or against any asset, interest or right of Three Rivers or Three Rivers Bank that would, if determined adversely to Three Rivers or Three Rivers Bank, have a material adverse effect on Three Rivers or Three Rivers Bank. Except as Previously Disclosed, there are no actual or threatened actions, suits or proceedings which, to the knowledge of Three Rivers or Three Rivers Bank, present a claim to restrain or prohibit the transactions contemplated herein or to impose upon Three Rivers or Three Rivers Bank, Pennsylvania Capital or any of their respective subsidiaries or affiliates any material cost or obligation in connection therewith. Except as Previously Disclosed, there are no actions, suits or proceedings instituted, pending or, to the knowledge of Three Rivers or Three Rivers Bank, threatened against any present or former director or executive officer of Three Rivers or Three Rivers Bank that might give rise to a claim for indemnification that would, if determined adversely to Three Rivers or Three Rivers Bank, have a material adverse effect on Three Rivers or Three Rivers Bank, and, to the knowledge of Three Rivers and Three Rivers Bank, there is no reasonable basis for any such action, suit or proceeding.

3.11.    COMPLIANCE WITH LAWS

         Except as Previously Disclosed, each of Three Rivers and its subsidiaries is in compliance in all material respects with all statutes and regulations applicable to the conduct of its business, and none of Three Rivers, its subsidiaries or, to the knowledge of Three Rivers, any director or executive officer of Three Rivers or any of its subsidiaries has received notification from any agency or department of federal, state or local government (i) asserting a material violation of any such statute or regulation, (ii) threatening to revoke any license, franchise, permit or government authorization or (iii) restricting or in any way limiting its operations. None of Three Rivers or any subsidiary of Three Rivers is subject to any regulatory or supervisory cease and desist order, agreement, directive, memorandum of understanding or commitment, and none of them has received any communication requesting that they enter into any of the foregoing.

3.12.    BROKERS AND FINDERS

         Neither Three Rivers, its subsidiaries, nor any of their officers, directors or employees, has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with the transactions contemplated by this Reorganization Agreement or the Plan of Merger, except that Three Rivers has engaged and will pay a fee or commission to Sandler O'Neill & Partners, L.P.

3.13.    DEPOSIT INSURANCE

         Three Rivers Bank is an insured bank as defined in the FDIA, and Three Rivers Bank has paid all assessments and filed all reports required by the FDIA.

3.14.    ENVIRONMENTAL LIABILITY

         Except as Previously Disclosed, there is no legal, administrative, arbitral or other proceeding to which Three Rivers or any of its subsidiaries is a party, or, to the knowledge of Three Rivers, claim, action, cause of action, or governmental investigation of any nature seeking to impose, or that could result in the imposition, on Three Rivers or any of its subsidiaries of any liability arising under any local, state or federal environmental statute, regulation or ordinance including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, pending or, to the knowledge of Three Rivers, threatened against Three Rivers or any of its subsidiaries, which liability might have a material adverse effect on the financial condition, results of operations or business of Three Rivers or any of its subsidiaries. Except as Previously Disclosed, to the knowledge of Three Rivers, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any such liability and neither Three Rivers nor any of its subsidiaries are subject to any agreement, order, judgment, decree or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any such liability.

3.15.    CERTAIN INFORMATION

         (a) The information provided by Three Rivers for use in the Proxy Statement, at the time the Proxy Statement is mailed to shareholders of Pennsylvania Capital and at all subsequent times, up to and including the time of the latter of the Pennsylvania Capital shareholders' meeting to vote upon the Merger or the Three Rivers shareholders' meeting to vote upon the Merger, shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

         (b) When the Registration Statement or any post-effective amendment thereto shall become effective, and at all times subsequent to such effectiveness up to and including the time of the later of the Pennsylvania Capital shareholders' meeting to vote upon the Merger or the Three Rivers shareholders' meeting to vote upon the Merger, such Registration Statement and all amendments or supplements thereto, with respect to all information set forth therein furnished by Three Rivers relating to Three Rivers and its subsidiaries,
(i) shall comply in all material respects with the applicable provisions of the Securities Laws, and (ii) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading.

                                    ARTICLE 4

                                    COVENANTS

4.1.     SHAREHOLDERS' MEETINGS

         Three Rivers and Pennsylvania Capital shall submit this Reorganization Agreement and the Plan of Merger and, in the case of Three Rivers, the issuance of Three Rivers Common Stock thereunder, to their respective shareholders for approval at special meetings to be held as soon as practicable after the execution of this Reorganization Agreement and after the Registration Statement is declared effective. Subject to the fiduciary duties of the respective Boards of Directors of Three Rivers and Pennsylvania Capital as determined by each after consultation with such Board's counsel, the Boards of Directors of Three Rivers and Pennsylvania Capital shall recommend at the respective shareholders' meetings that the shareholders vote in favor of such approval.

4.2.     PROXY STATEMENT; REGISTRATION STATEMENT

         As promptly as practicable after the date hereof, Three Rivers and Pennsylvania Capital shall cooperate in the preparation of the Proxy Statement to be mailed to the shareholders of Three Rivers and Pennsylvania Capital in connection with the Merger and the transactions contemplated thereby and to be filed by Three Rivers as part of the Registration Statement with the SEC and with the FDIC by Pennsylvania Capital. Provided that Pennsylvania Capital has complied with the requirements of this Reorganization Agreement, Three Rivers will file the Registration Statement with the SEC as promptly as practicable following the preparation of the Proxy Statement. Three Rivers will advise Pennsylvania Capital, after it receives notice thereof, of the time when the Registration Statement or any post-effective amendment thereto has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of qualification of the Three Rivers Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information. Three Rivers shall take all actions necessary to register or qualify the shares of Three Rivers Common Stock to be issued in the Merger pursuant to all applicable state "blue sky" or securities laws and shall maintain such registrations or qualifications in effect for all purposes hereof. Three Rivers shall apply for approval to have the shares of Three Rivers Common Stock authorized for trading on the Nasdaq National Market prior to the Effective Date.

         Each of Pennsylvania Capital and Three Rivers agrees that if, prior to the Effective Date, it shall become aware of any information that would cause any of the statements contained in the Proxy Statement to be false or misleading with respect to a material fact, or the omission of which would cause any of the statements contained in the Proxy Statement to be false or misleading with respect to a material fact, it will promptly inform the other party of such information and take all necessary steps to correct the Proxy Statement and to inform its shareholders of such corrected information.

4.3.     PLAN OF MERGER

         The terms of the Plan of Merger are incorporated herein by reference. Pennsylvania Capital shall execute and deliver the Plan of Merger as soon as practicable following Three Rivers' request therefor.

4.4.     APPLICATIONS

         As promptly as practicable after the date hereof, Three Rivers shall submit any requisite applications for prior approval or notice of the transactions contemplated herein and in the Plan of Merger to (i) the FDIC pursuant to 12 U.S.C. ss. 1828(c)(2), (ii) the Department of Banking pursuant to
Section 1603 of the Pennsylvania Banking Code, and (iii) the Federal Reserve Board pursuant to 12 C.F.R. ss. 225.12(d)(2) and each of the parties hereto shall submit any additional applications, notices or other filings to any other state or federal government agency, department or body the approval of which is required for consummation of the Merger. Each of Three Rivers and Pennsylvania Capital represents and warrants to the other that all information concerning it and its directors, officers and shareholders included (or submitted for inclusion) in any such application and furnished by it shall be true, correct and complete in all material respects.

         Each of Three Rivers and Pennsylvania Capital, subject to applicable laws relating to information exchange, shall have the right to advance review of, and the right to consult with the other in regard to, all written information submitted to any (i) third party, (ii) governmental authority or
(iii) self-regulatory organization in connection with the transactions contemplated by this Reorganization Agreement and the Plan of Merger. In exercising this right, each party agrees to act reasonably and promptly. Each party further agrees that it will consult with the other party with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties, governmental authorities and self-regulatory organizations necessary or advisable to consummate the transactions contemplated by the Reorganization Agreement and the Plan of Merger. Each party further agrees to keep the other apprised of the status of the completion of transactions contemplated by this paragraph.

4.5.     BEST EFFORTS; CERTAIN NOTICES AND INFORMATION

         (a) Three Rivers and Pennsylvania Capital shall each use its best efforts in good faith to (i) furnish such information as may be required in connection with the preparation of the documents referred to in Sections 4.2 and
4.4 above and (ii) take or cause to be taken all action necessary or desirable on its part so as to permit consummation of the Merger at the earliest possible date, including, without limitation, (1) obtaining the consent or approval of each individual, partnership, corporation, association or other business or professional entity whose consent or approval is required for consummation of the transactions contemplated hereby except where failure to obtain consent would not have a material adverse effect on the consummation of the transactions contemplated by this Reorganization Agreement and the Plan of Merger, provided that Pennsylvania Capital shall not agree to make any payments or modifications to agreements in connection therewith without the prior written consent of Three Rivers, except in the ordinary course of business and where such payment or modification would not have a material adverse effect on Pennsylvania Capital, and (2) requesting the delivery of appropriate opinions, consents and letters from its counsel and independent auditors. No party hereto shall take or fail to take, or to the best of its ability permit to be taken or omit to be taken by any third persons, any action that would substantially impair the prospects of completing the Merger pursuant to this Reorganization Agreement and the Plan of Merger, that would materially delay such completion, or that would adversely affect the qualification of the Merger as a reorganization within the meaning of
Section 368(a) of the Code.

         (b) Pennsylvania Capital shall give prompt notice to Three Rivers, and Three Rivers shall give prompt notice to Pennsylvania Capital, of (i) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty contained in this Reorganization Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing Date and (ii) any material failure of Three Rivers or Pennsylvania Capital, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, and each party shall use all reasonable efforts to remedy such failure.

         (c) Each party shall provide and shall request its auditors to provide the other party with such historical financial information regarding it (and related audit reports and consents) as the other party may reasonably request for securities disclosure purposes.

4.6.     INVESTIGATION AND CONFIDENTIALITY

         Pennsylvania Capital and Three Rivers will each keep the other advised of all material developments relevant to its business and to the consummation of the transactions contemplated herein. Pennsylvania Capital and Three Rivers may make or cause to be made such investigation of the financial and legal condition of the other as such party reasonably deems necessary or advisable in connection with the transactions contemplated herein and in the Plan of Merger, provided, however, that such investigation shall be reasonably related to such transactions and shall not interfere unnecessarily with normal operations. Pennsylvania Capital and Three Rivers agree to furnish the other and the other's advisors with such financial data and other information with respect to its business and properties as such other party shall from time to time reasonably request. No investigation pursuant to this Section 4.6 shall affect or be deemed to modify any representation or warranty made by, or the conditions to the obligations to consummate the Merger of, any party hereto. Each party shall, and shall cause its directors, officers, attorneys and advisors to, maintain the confidentiality of all information obtained in such investigation which is not otherwise publicly disclosed by the other party, said undertaking with respect to confidentiality to survive any termination of this Agreement pursuant to Section
6.1 hereof. In the event of termination of this Reorganization Agreement, each party shall return to the furnishing party or destroy and certify the destruction of all information previously furnished in connection with the transactions contemplated by this Reorganization Agreement.

4.7.     PRESS RELEASES

         Pennsylvania Capital and Three Rivers shall agree with each other, in advance, as to the form and substance of any press release related to this Reorganization Agreement and the Plan of Merger or the transactions contemplated hereby or thereby, and shall consult each other as to the form and substance of other public disclosures related thereto, provided, however, that nothing contained herein shall prohibit either party, following notification to the other party, from making any disclosure which its counsel deems necessary or appropriate under applicable law.

4.8.     COVENANTS OF PENNSYLVANIA CAPITAL

         (a) Prior to the Closing Date, and except as otherwise provided for by this Reorganization Agreement, the Plan of Merger or except as consented to or approved by Three Rivers, Pennsylvania Capital shall use its reasonable efforts to preserve its properties, business and relationships with customers, employees and other persons.

         (b) Except with the prior written consent of Three Rivers, which consent shall not be unreasonably withheld, between the date hereof and the Effective Date, Pennsylvania Capital shall not:

                  (1) carry on its business other than in the usual, regular and
         ordinary   course  in  substantially  the  same  manner  as  heretofore conducted;

                  (2) declare, set aside, make or pay any dividend or other distribution in respect of its capital stock;

                  (3) issue any shares of its capital stock or permit any treasury shares to become outstanding, incur any additional debt obligation or other obligation for borrowed money, other than in the ordinary course of business of Pennsylvania Capital consistent with past practice;

                  (4) issue, grant or authorize any Rights or effect any recapitalization, reclassification, stock dividend, stock split or like change in capitalization;

                  (5) amend its charter or by-laws;

                  (6) (i) merge with any other corporation, savings association or bank, (ii) permit any other corporation, savings association or bank to merge into it or consolidate with any other corporation, savings association or bank, (iii) acquire control over any other firm, bank, corporation, savings association or organization, or
         (iv) create any subsidiary;

                  (7) (i) fail to comply in any material respect with any material laws, regulations, ordinances or governmental actions applicable to it and to the conduct of its business, (ii) enter into any material swap, hedge or other similar off-balance sheet transaction, (iii) except to the extent determined in the good faith judgment of the Board of Directors of Pennsylvania Capital to be in the best interests of Pennsylvania Capital, waive or release any material right or cancel or compromise any material debt or claim, (iv) restructure, extend or modify any loan Previously Disclosed pursuant to the second sentence of Section 2.10 hereof except as may occur in the ordinary course of its business, (v) waive or release any right or cancel or compromise any debt or claim in connection with any such loan, or (vi) make any new loan except as may occur in the ordinary course of its business;

                  (8) (i) liquidate, sell or dispose of any material assets or acquire any material assets other than in the ordinary course of its business, (ii) make any capital expenditures in excess of $50,000 in the aggregate, (iii) establish new branches or other similar facilities, (iv) or enter into or modify any leases or other contracts that involve annual payments by Pennsylvania Capital that exceed $25,000 in any instance or $50,000 in the aggregate;

                  (9) except as  Previously  Disclosed or mutually  agreed upon,
         (i) increase the rate of compensation of, pay or agree to pay any bonus to, or provide any other employee benefit or incentive to, any of its directors, officers or employees except in accordance with Pennsylvania Capital's standard compensation and benefits practices, (ii) enter into, modify or extend any employment or severance contracts with any of its present or former directors, officers or employees, or (iii) enter into or substantially modify (except as may be required by applicable law) any pension, retirement, stock option, stock purchase, stock appreciation right, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or other employees;

                  (10) change its lending, investment, asset/liability management or other material banking policies in any material respect except as may be required by changes in applicable law, regulation or regulatory directives;

                  (11) change its methods of accounting in effect at December 31, 1999, except as required by changes in generally accepted accounting principles concurred in by its independent certified public accountants, or change any of its methods of reporting income and deductions for federal income tax purposes from those employed in the preparation of its federal income tax returns for the year ended December 31, 1999, except as required by changes in law or applicable regulations;

                  (12) (i) solicit, encourage or initiate inquiries or proposals with respect to any acquisition or purchase of all or a substantial portion of the assets of, or a substantial equity interest in, Pennsylvania Capital or any business combination with Pennsylvania Capital, or, subject to the fiduciary duties of its directors as advised by counsel, furnish any information relating to or in connection with any such inquiries or proposals, other than as contemplated by this Reorganization Agreement, (ii) or authorize or permit any officer, director, agent or affiliate of it to do any of the above, or (iii) fail to notify Three Rivers immediately if any such inquiries or proposals are received by, any such information is required from, or any such negotiations or discussions are sought to be initiated with Pennsylvania Capital; or

                  (13)     agree to do any of the foregoing.

         (c) As soon as practicable, Pennsylvania Capital shall cause (i) financial statements to be prepared in conformity with generally accepted accounting principles for whatever full fiscal year periods are necessary to comply with the requirements of Form S-4 under the Securities Act, with respect to this transaction, and with the other requirements of the rules and regulations under the Securities Act and the Exchange Act as may be applicable to Three Rivers, (ii) its independent public accountants to perform an audit of such financial statements in conformity with generally accepted auditing standards, and (iii) its independent public accountants to consent to the use of their opinion with respect to such financial statements in registration statements filed by Three Rivers under the Securities Act.

4.9.     CLOSING; ARTICLES OF MERGER

         The transactions contemplated by this Reorganization Agreement and the Plan of Merger shall be consummated at a closing to be held at such location as the parties may agree, on the fifth business day following satisfaction or waiver of the conditions to consummation of the Merger set forth in Article 5 hereof or such later date within 30 days thereafter as reasonably may be specified by Three Rivers, with the Merger to be consummated after such intermediate steps as Three Rivers reasonably may specify. The Merger shall be effective at the time and date specified in the Articles of Merger.

4.10.    PENNSYLVANIA CAPITAL EMPLOYEES; BOARD OF DIRECTORS

         (a) Certain employees of Pennsylvania Capital as of the Effective Date shall become employees of Three Rivers Bank or a subsidiary of Three Rivers. Nothing in this Reorganization Agreement shall give any employee of Pennsylvania Capital a right to continuing employment with Three Rivers after the Effective Date. As soon as practicable after the Effective Date, Three Rivers shall provide or cause to be provided to employees of Pennsylvania Capital who remain employed by Three Rivers with compensation and benefits which in the aggregate is no less favorable than that generally afforded to other Three Rivers or Three Rivers Bank employees holding similar positions, provided that for purposes of determining eligibility for and vesting of such benefits service with Pennsylvania Capital prior to the Effective Date shall be treated as service to the same extent as if such persons had been employees of Three Rivers or affiliates of Three Rivers, and provided further that this Section 4.10(a) shall not be construed (i) to limit the ability of Three Rivers and its affiliates to terminate the employment of any employee or to review its employee benefits programs from time to time and to make such changes as they deem appropriate or (ii) to require Three Rivers or its affiliates to provide employees or former employees with post-retirement medical benefits.

         (b) On the Effective Date, all issued and outstanding employee stock options ("Rights") issued by Pennsylvania Capital under its Stock Option Plan (not exceeding Rights to purchase 93,637 shares of Pennsylvania Capital Stock) shall be terminated in exchange for a cash payment by Three Rivers to each holder of such options in an amount equal to the Initial Deal Price less the applicable exercise price per share for Pennsylvania Capital Stock covered by any such option agreement multiplied by the number of shares of Pennsylvania Capital Stock covered by such option agreement. Pennsylvania Capital shall use its best efforts to cause all persons having outstanding Rights to exchange their Right to purchase Pennsylvania Capital Stock for cash pursuant to this
Section 4.10(b).

         (c) Three Rivers and Three Rivers Bank shall take all requisite action as soon as practicable after the Effective Date to elect, as members of the Board of Directors, Gerald B. Hindy and Charles A. Warden for terms of three (3) and two (2) years, respectively. Gerald B. Hindy shall be appointed to serve as Vice-Chairman of the boards of directors of both Three Rivers and Three Rivers Bank. At the first Annual Meeting of the shareholders of Three Rivers and Three Rivers Bank following the Effective Date, an additional member of the Board of Directors of Three Rivers and Three Rivers Bank may be nominated jointly by Gerald B. Hindy and Charles A. Warden. The appointment of such additional member shall be subject to approval by the Boards of Directors of Three Rivers and Three Rivers Bank which approval shall not be unreasonably withheld. Additionally, Gerald B. Hindy and Charles A. Warden shall be appointed to any now existing or hereafter created executive committee of the Board of Directors of Three Rivers or Three Rivers Bank until their successors have been elected and qualified.

4.11.    AFFILIATES

         (a) Three Rivers and Pennsylvania Capital shall cooperate and use their best efforts to identify those persons who may be deemed to be "affiliates" of Pennsylvania Capital and Three Rivers within the meaning of Rule 145 promulgated by the Commission under the Securities Act. Pennsylvania Capital shall use its best efforts to cause each Pennsylvania Capital affiliate so identified to deliver to Three Rivers no later than 30 days prior to the Effective Date, a written agreement providing that such person will not dispose of Three Rivers Common Stock received in the Merger except in compliance with the Securities Act, the rules and regulations promulgated thereunder.

         (b) Three Rivers shall use its best efforts to publish, no later than 90 days after the end of the first month after the Effective Date in which there are at least 30 days of post-Merger combined operations (which month may be the month in which the Effective Date occurs), combined sales and net income figures as contemplated by and in accordance with the terms of SEC Accounting Series Release No. 135.

4.12.    NASDAQ APPLICATION

         Three Rivers shall use its best efforts to authorize the shares of Three Rivers Common Stock that may be issued pursuant to this Reorganization Agreement and the Plan of Merger and shall apply to have such shares authorized for trading on the Nasdaq National Market System prior to the Effective Date.

4.13.    INDEMNIFICATION

         (a) Following the Effective Date and for a period of 6 years thereafter, Three Rivers shall indemnify, defend and hold harmless the present and former directors and officers of Pennsylvania Capital (each an "Indemnified Party") against all costs or expenses (including reasonable attorney's fees), judgments, fines, losses, claims, damages or liabilities (collectively "Costs") incurred in connection with any claim, action, suit, or proceeding arising out of actions occurring prior to the Effective Date (including the transactions contemplated by this Reorganization Agreement and the Plan of Merger), whether asserted or claimed prior to, on or after the Effective Date, to the fullest extent permitted under applicable law, Pennsylvania Capital's Articles of Incorporation and By-laws as in effect on the date hereof.

         (b) For a period of two (2) years from the Effective Date, Three Rivers shall use its best efforts to provide director's and officer's liability insurance to indemnify the present and former officers and directors of Pennsylvania Capital (determined as of the Effective Date) with respect to claims against such directors and officers arising from facts or events which occurred before the Effective Date the coverage, amounts, terms and conditions of which shall be determined by the Board of Directors of Three Rivers subsequent to the Merger.

                                    ARTICLE 5

                              CONDITIONS PRECEDENT

5.1.     CONDITIONS PRECEDENT - THREE RIVERS AND PENNSYLVANIA CAPITAL

         The respective obligations of Pennsylvania Capital, Three Rivers, or Three Rivers Bank to effect the Merger, shall be subject to satisfaction or waiver of the following conditions at or prior to the Closing Date:

         (a) All corporate action necessary to authorize the execution, delivery and performance of this Reorganization Agreement and the Plan of Merger and consummation of the transactions contemplated hereby and thereby shall have been duly and validly taken, including without limitation the approvals of the shareholders of Pennsylvania Capital and Three Rivers in accordance with applicable law;

         (b) The parties hereto shall have received all regulatory approvals required or deemed necessary in connection with the transactions contemplated by this Reorganization Agreement and the Plan of Merger, all notice periods and waiting periods required after the granting of any such approvals shall have passed and all conditions contained in any such approval required to have been satisfied prior to consummation of such transactions shall have been satisfied, provided, however, that no such approval shall have imposed any condition or requirement which, in the reasonable opinion of the Board of Directors of Three Rivers materially and adversely affects the anticipated economic and business benefits to Three Rivers of the transactions contemplated by this Reorganization Agreement taken as a whole;

         (c) The Registration Statement, including any post-effective amendment thereto, shall be effective under the Securities Act, and no proceeding shall be pending or to the knowledge of Three Rivers threatened by the Commission to suspend the effectiveness of such Registration Statement, and Three Rivers shall have received all state securities or "blue sky" permits or other authorizations, or confirmations as to the availability of an exemption from registration requirements as may be necessary;

         (d) None of the parties hereto or to the Plan of Merger shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction that enjoins or prohibits the consummation of the transactions contemplated by this Reorganization Agreement and the Plan of Merger;

         (e) The shares of Three Rivers Common Stock that may be issued in the Merger shall have been authorized for trading on the Nasdaq National Market System; and

         (f) Three Rivers and Pennsylvania Capital shall have received an opinion of Kirkpatrick & Lockhart LLP substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and (ii) no gain or loss will be recognized by a shareholder of Pennsylvania Capital who exchanges Pennsylvania Capital Stock for Three Rivers Common Stock in the Merger (except with respect to cash received in exchange for such stock as contemplated in the Plan of Merger and for cash received in lieu of a fractional share interest in Three Rivers Common Stock).

5.2.     CONDITIONS PRECEDENT - PENNSYLVANIA CAPITAL

         The obligations of Pennsylvania Capital to effect the Merger shall be subject to satisfaction of the following additional conditions at or prior to the Closing Date unless waived by Pennsylvania Capital pursuant to Section 6.4 hereof:

         (a) The  representations  and  warranties  of Three Rivers set forth in
Article 3 hereof shall be true and correct in all material respects as of the date of this Reorganization Agreement and as of the Closing Date as though made on and as of the Closing Date (or on the date when made in the case of any representation and warranty which specifically relates to an earlier date), except (i) as otherwise contemplated by this Reorganization Agreement or consented to in writing by Pennsylvania Capital and (ii) insofar as the failure of any representation and warranty to be true and correct does not have, and is not reasonably likely to have, a material adverse effect on Three Rivers;

         (b) Three Rivers and Three Rivers Bank shall have in all material respects performed all obligations and complied with all covenants required by this Reorganization Agreement and the Plan of Merger;

         (c) Three Rivers and Three Rivers Bank each shall have delivered to Pennsylvania Capital a certificate, dated the Closing Date and signed by its Chief Executive Officer or Executive Vice President to the effect that the conditions set forth in paragraphs (a) and (b) of this section have been satisfied;

         (d) The shares of Three Rivers Common Stock to be received by the shareholders of Pennsylvania Capital pursuant to the Merger shall be freely tradable by the recipients thereof, subject to restrictions upon resale imposed by virtue of Rule 145 under the Securities Act, as agreed to in the written agreements provided pursuant to Section 4.11(a) hereof;

         (e) Pennsylvania Capital shall have received an opinion from Danielson Associates, Inc. dated the date of the Proxy Statement that the consideration to be received by the shareholders of Pennsylvania Capital pursuant to this Reorganization Agreement is fair from a financial point of view to the shareholders of Pennsylvania Capital;

         (f) Following the completion of the audit of the Three Rivers Financial Statements for the period ending December 31, 2000, the pretax income figure as reported on the audited Financial Statements will not be less than 90% of the pretax income figure as reported on the Previously Disclosed unaudited Three Rivers Financial Statements for this same period.

5.3.     CONDITIONS PRECEDENT - THREE RIVERS

         The obligations of Three Rivers and Three Rivers Bank to effect the Merger shall be subject to satisfaction of the following additional conditions at or prior to the Closing Date unless waived by Three Rivers pursuant to
Section 6.4 hereof:

         (a) The representations and warranties of Pennsylvania Capital set forth in Article 2 hereof shall be true and correct in all material respects as of the date of this Reorganization Agreement and as of the Closing Date as though made on and as of the Closing Date (or on the date when made in the case of any representation and warranty which specifically relates to an earlier date), except (i) as otherwise contemplated by this Reorganization Agreement or consented to in writing by Three Rivers and (ii) insofar as the failure of any representation and warranty to be true and correct does not have, and is not reasonably likely to have, a material adverse effect on Pennsylvania Capital.

         (b) Pennsylvania Capital shall have in all material respects performed all obligations and complied with all covenants required by this Reorganization Agreement and the Plan of Merger;

         (c) Pennsylvania Capital shall have delivered to Three Rivers a certificate, dated the Closing Date and signed by its Chief Executive Officer or other appropriate officer to the effect that the conditions set forth in paragraphs (a) and (b) of this section have been satisfied;

         (d) Three Rivers shall have received a "comfort" letter from KPMG, LLP dated not more than five days prior to (i) the effective date of the Registration Statement and (ii) the Closing Date, with respect to certain financial information regarding Pennsylvania Capital, in form and in substance which is customary in transactions of the nature contemplated by this Reorganization Agreement;

         (e) Three Rivers shall have received an opinion from Sandler O'Neill & Partners, L.P. dated the date of the Proxy Statement that the consideration to be paid by Three Rivers to the shareholders of Pennsylvania Capital pursuant to this Reorganization Agreement is fair from a financial point of view to the shareholders of Three Rivers;

         (f) Not more than 10% of the shareholders of Pennsylvania Capital will exercise dissenter's rights pursuant to Section 1222 of the Pennsylvania Banking Code; and

         (g) Following the completion of the audit of the Pennsylvania Capital Financial Statements for the period ending December 31, 2000, the pretax income figure as reported on the audited Financial Statements will not be less than 90% of the pretax income figure as reported on the Previously Disclosed unaudited Pennsylvania Capital Financial Statements for this same period.

                                    ARTICLE 6

                        TERMINATION, WAIVER AND AMENDMENT

6.1.     TERMINATION

         This Reorganization Agreement and the Plan of Merger may be terminated, either before or after approval by the shareholders of Pennsylvania Capital:

         (a) At any time on or prior to the Effective Date, by the mutual consent in writing of the parties hereto;

         (b) At any time on or prior to the Closing Date, by Three Rivers in writing, if Pennsylvania Capital has, or by Pennsylvania Capital in writing, if Three Rivers has, in any material respect, breached (i) any covenant or agreement contained herein or in the Plan of Merger or (ii) any representation or warranty contained herein if the failure of any such representation and warranty to be true and correct has, or is reasonably likely to have, a material adverse effect upon Three Rivers or Pennsylvania Capital, and in either case if such breach has not been cured by the earlier of 30 days after the date on which written notice of such breach is given to the party committing such breach or the Closing Date;

         (c) On the Closing Date, by either party hereto in writing, if any of the conditions precedent set forth in Article 5 hereof with respect to such party have not been satisfied or fulfilled;

         (d) At any time, by either party hereto in writing, if the applications for prior approval referred to in Section 4.4 hereof have been denied, and the time period for appeals and requests for reconsideration has run;

         (e) At any time, by either party hereto in writing, if the shareholders of Three Rivers or Pennsylvania Capital do not approve the transactions contemplated herein at the annual or special meetings duly called for that purpose;

         (f) At any time, by either party in writing, if such party determines in good faith that any condition precedent to such party's obligations to consummate the Merger is or would be impossible to satisfy, provided that the terminating party has given the other party written notice with respect thereto at least 10 days prior to such termination and has given the other party a reasonable opportunity to discuss the matter with a view to achieving a mutually acceptable resolution;

         (g) By Pennsylvania Capital pursuant to Article IX of the Agreement and Plan of Merger; or

         (h) By either party hereto in writing, if the Closing Date has not occurred within twelve months of the date hereof.

6.2.     EFFECT OF TERMINATION

         In the event this Reorganization Agreement or the Plan of Merger is terminated pursuant to Section 6.1 hereof, this Reorganization Agreement and the Plan of Merger shall become void and have no effect, except that the provisions relating to confidentiality, expenses and liquidated damages set forth in Sections 4.6 and 7.1 hereof shall survive any such termination.

6.3.     SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS

         All representations, warranties and covenants in this Reorganization Agreement and the Plan of Merger or in any instrument delivered pursuant hereto or thereto shall expire on, and be terminated and extinguished at, the Effective Date other than covenants that by their terms are to survive or be performed after the Effective Date, provided that no such representations, warranties or covenants shall be deemed to be terminated or extinguished so as to deprive Three Rivers or Pennsylvania Capital (or any director, officer or controlling person thereof) of any defense in law or equity which otherwise would be available against the claims of any person, including, without limitation, any shareholder or former shareholder of either Three Rivers or Pennsylvania Capital, the aforesaid representations, warranties and covenants being material inducements to the consummation by Three Rivers, Three Rivers Bank and Pennsylvania Capital of the transactions contemplated herein.

6.4.     WAIVER

         Except with respect to any required shareholder or regulatory approval, Three Rivers and Pennsylvania Capital, respectively, by written instrument signed by Gerald B. Hindy or other officer designated by the Board of Directors of Pennsylvania Capital and by Terry K. Dunkle or other officer designated by the Board of Directors of Three Rivers, may at any time (whether before or after approval of this Reorganization Agreement and the Plan of Merger by the shareholders of Three Rivers and Pennsylvania Capital) extend the time for the performance of any of the obligations or other acts of Pennsylvania Capital, on the one hand, Three Rivers or Three Rivers Bank, on the other hand, and may waive (i) any inaccuracies of such parties in the representations or warranties contained in this Reorganization Agreement, the Plan of Merger or any document delivered pursuant hereto or thereto, (ii) compliance with any of the covenants, undertakings or agreements of such parties, or satisfaction of any of the conditions precedent to its obligations, contained herein or in the Plan of Merger or (iii) the performance by such party of any of its obligations set out herein or therein; provided, however, that no such waiver executed after approval of this Reorganization Agreement and the Plan of Merger by the shareholders of Three Rivers or Pennsylvania Capital shall change the number of shares of Three Rivers

Common Stock or the payment of cash into which each share of Pennsylvania Capital Common Stock shall be converted pursuant to the Merger.

6.5.     AMENDMENT OR SUPPLEMENT

         This Reorganization Agreement and the Plan of Merger may be amended or supplemented at any time by mutual agreement of the parties hereto, in the case of this Reorganization Agreement, or thereto, in the case of the Plan of Merger. Any such amendment or supplement must be in writing and approved by their respective boards of directors and/or officers authorized thereby and shall be subject to the proviso in Section 6.4 hereof.

                                    ARTICLE 7

                                  MISCELLANEOUS

7.1.     EXPENSES AND LIQUIDATED DAMAGES

         (a) Each party hereto shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated in this Reorganization Agreement and the Plan of Merger, including fees and expenses of its own financial consultants, accountants and counsel, except that Three Rivers shall bear and pay all costs and expenses incurred in connection with printing the Registration Statement and joint Proxy Statement and prospectus of Three Rivers and Pennsylvania Capital.

         (b) Pennsylvania Capital and Three Rivers each acknowledge that the other has spent, and will be required to spend, substantial time and effort in examining the business, properties, affairs, financial condition and prospects of the other, has incurred, and will continue to incur, substantial fees and expenses in connection with such examination, the preparation of this Reorganization Agreement and the accomplishment of the transactions contemplated hereby, and will be unable to evaluate and, possibly, make investments in or acquire other entities due to the limited number of personnel available for such purpose and the constraints of time. Therefore, to induce Three Rivers to enter into this Reorganization Agreement, (A) if Three Rivers terminates this Reorganization Agreement pursuant to Section 6.1(b) or (c) by reason of Pennsylvania Capital's failure to meet any condition contained in Section 5.3(a) or (b) due to Pennsylvania Capital's knowing and intentional misrepresentation or knowing and intentional breach of warranty or breach of any covenant or agreement,  and  within  9  months  from the  date of  termination  a  Competing
Transaction is consummated or Pennsylvania Capital shall have entered into an agreement or an agreement in principle which if consummated would constitute a Competing Transaction, or (B) if Pennsylvania Capital terminates this Reorganization Agreement pursuant to Section 6.1(e) because the Board of Directors of Pennsylvania Capital has withdrawn its recommendation as referred to in Section 4.1, or has modified or changed such recommendation in a manner that would be adverse to Three Rivers or Three Rivers Bank and this Reorganization Agreement did not receive the requisite vote of Pennsylvania Capital shareholders and within 9 months from the date of termination (other than a termination pursuant to Article IX of the Plan of Merger) a Competing Transaction is consummated or Pennsylvania Capital shall have entered into an agreement which if consummated would constitute a Competing Transaction, or (C) if Pennsylvania Capital elects to terminate this Reorganization

Agreement for any reason whatsoever, other than as a result of Three Rivers' failure to meet any condition contained in Section 5.1 or 5.2 or pursuant to the termination provisions found in Sections 6.1(b), (g) and (h), or other than as a result of a breach by Three Rivers of any obligation of it arising under this Reorganization Agreement or the Plan of Merger and pursuant to the termination provision found in Section 6.1(b), whether or not a Competing Transaction is consummated by Pennsylvania Capital, then Pennsylvania Capital shall pay to Three Rivers a fee in the amount of $500,000, under any of clauses (A)(B) or (C) above which is applicable, but not more than one such fee, not as a penalty but as full and complete liquidated damages. Upon payment of such fee, Pennsylvania Capital shall have no further liability to Three Rivers at law or equity. The fee shall be payable to Three Rivers notwithstanding that any action taken by the Board of Directors of Pennsylvania Capital which may give rise to the obligation to pay the fee may have been taken in accordance with the fiduciary duties of the Board of Directors. Any payment required pursuant to this Section 7.l(b) shall be made as promptly as practicable, but in no event later than five business days after the date it becomes payable hereunder and shall be made by wire transfer of immediately available funds to an account designated by Three Rivers. In the event that Three Rivers is entitled to the fee, Pennsylvania Capital shall also pay Three Rivers interest at the rate of 6% per year on any amounts that are not paid when due, plus all reasonable costs and expenses in connection with or arising out of the enforcement of the obligation of Pennsylvania Capital to pay the fee or such interest.

         (c) In the event Three Rivers elects to terminate this Reorganization Agreement for any reason whatsoever, other than (i) as a result of Pennsylvania Capital's failure to meet any condition contained in Sections 5.1 or 5.3 and pursuant to the termination provisions found in Sections 6.1(b), (e) and (h), or
(ii) as a result of a breach by Pennsylvania Capital of any obligation of it arising under this Reorganization Agreement or the Plan of Merger and pursuant to the termination provision found in Section 6.1(b), Three Rivers shall pay to Pennsylvania Capital a fee in the amount of $500,000 not as a penalty but as full and complete liquidated damages. Upon payment of such fee, Three Rivers shall have no further liability to Pennsylvania Capital at law or equity. The fee shall be payable to Pennsylvania Capital notwithstanding that any action taken by the Board of Directors of Three Rivers which may give rise to the obligation to pay the fee may have been taken in accordance with the fiduciary duties of the Board of Directors. Any payment required pursuant to Section 7.1(c) shall be made as promptly as practicable, but in no event later than five business days after the date it becomes payable hereunder and shall be made by wire transfer of immediately available funds to an account designated by Pennsylvania Capital. In the event that Pennsylvania Capital is entitled to the fee, Three Rivers shall also pay Pennsylvania Capital interest at the rate of 6% per year on any amounts that are not paid when due, plus all reasonable costs and expenses in connection with or arising out of the enforcement of the obligation of Three Rivers to pay the fee or such interest.

7.2.     ENTIRE AGREEMENT

         This Reorganization Agreement and the Plan of Merger contain the entire agreement between the parties with respect to the transactions contemplated hereunder and thereunder and supersede all prior arrangements or understandings with respect thereto, written or oral, other than documents referred to herein or therein. The terms and conditions of this Reorganization Agreement and the Plan of Merger shall inure to the benefit of and be binding upon the parties hereto and thereto and their respective successors. Nothing in this Reorganization Agreement or the Plan of Merger, expressed or implied, is intended to confer upon any party, other than the parties hereto and thereto, and their respective successors, any rights, remedies, obligations or liabilities; provided, however, that (i) the persons to be elected pursuant to Section 410(c), (ii) the persons entitled to indemnification pursuant to Section 4.13, and (iii) holders of options for Pennsylvania Capital Stock, all of whom shall be third-party beneficiaries of such Sections.

7.3.     NO ASSIGNMENT

         No party hereto may assign any of its rights or obligations under this Reorganization Agreement to any other person without the prior written consent of the other parties hereto and any assignment in violation of this Section 7.3 shall be null and void and shall have no legal effect.

7.4.     NOTICES

         All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by facsimile transmission or overnight express or by registered or certified mail, postage prepaid, addressed as follows:

                  If to Pennsylvania Capital:

                  Pennsylvania Capital Bank
                  The Times Building
                  336 Fourth Avenue
                  Pittsburgh, Pennsylvania 15222
                  Attention:  Gerald B. Hindy, Vice Chairman
                  Facsimile No.:  (412) 374-0226

                  With a required copy to:

                  Sherrard, German & Kelly, P.C.
                  35th Floor
                  One Oliver Plaza
                  Pittsburgh, Pennsylvania 15222
                  Attention:  Robert D. German, Esq.
                  Facsimile No.:  (412) 261-6221

                  If to Three Rivers or Three Rivers Bank:

                  Three Rivers Bancorp, Inc.
                  2681 Mosside Boulevard
                  Monroeville, Pennsylvania  15146-3315
                  Attention:  Terry K. Dunkle
                  Chief Executive Officer
                  Facsimile No.: (412) 666-8066

                  With a required copy to:

                  Kirkpatrick & Lockhart LLP
                  Henry W. Oliver Building
                  535 Smithfield Street
                  Pittsburgh, PA  15222-2312
                  Attention:  J. Robert Van Kirk, Esq.
                  Facsimile No.: (412) 355-6501

7.5.     CAPTIONS

         The captions contained in this Reorganization Agreement are for reference purposes only and are not part of this Reorganization Agreement.

7.6.     COUNTERPARTS

         This Reorganization Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

7.7.     GOVERNING LAW

         This Reorganization Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania applicable to agreements made and entirely to be performed within such jurisdiction, except to the extent federal law may be applicable.





                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Reorganization Agreement to be executed in counterparts by their duly authorized officers and their corporate seal to be hereunto affixed and attested by their officers thereunto duly authorized, all as of the day and year first above written.



Attest                                       THE PENNSYLVANIA CAPITAL BANK


/s/ Charles Warden                           By:/s/ Andrew W. Hasley
-----------------------------                   -------------------------------
Charles Warden                                  Andrew W. Hasley
Assistant Secretary                             President

(SEAL)


Attest                                       THREE RIVERS BANCORP, INC.


/s/ Anthony M. V. Eramo                      By:/s/ Terry K. Dunkle
-----------------------------                   -------------------------------
Anthony M. V. Eramo                             Terry K. Dunkle
Vice-President                                  Chairman,
Chief Financial Officer                         Chief Executive Officer

(SEAL)


Attest                                       THREE RIVERS BANK


/s/ Anthony M. V. Eramo                      By:/s/ Terry K. Dunkle
-----------------------------                   -------------------------------
Anthony M. V. Eramo                             Terry K. Dunkle
Vice-President                                  Chairman,
Chief Financial Officer                         Chief Executive Officer

(SEAL)

                                                                        ANNEX A


                         AGREEMENT AND PLAN OF MERGER OF
                          THE PENNSYLVANIA CAPITAL BANK
                                  WITH AND INTO
                                THREE RIVERS BANK


         AGREEMENT AND PLAN OF MERGER ("Plan of Merger") dated as of _______________, 2001, adopted and made by and between THE PENNSYLVANIA CAPITAL BANK ("Pennsylvania Capital"), a Pennsylvania banking institution having its registered office at The Times Building, 336 Fourth Avenue, Pittsburgh,
Pennsylvania 15222, and THREE RIVERS BANK, Pennsylvania banking institution having its registered office at 2681 Mosside Boulevard, Monroeville, Pennsylvania 15146-3315, each acting pursuant to resolutions adopted by the vote of a majority of its board of directors in accordance with Section 1603 of the Pennsylvania Banking Code, and joined in by THREE RIVERS BANCORP, INC. ("Three Rivers"), a Pennsylvania corporation having its principal executive office at 2681 Mosside Boulevard, Monroeville, Pennsylvania 15146-3315.


                                   WITNESSETH

         WHEREAS, Pennsylvania Capital is a Pennsylvania banking institution organized and existing under the laws of the Commonwealth of Pennsylvania, the authorized capital stock of which consists of 5,000,000 shares of Common Stock, par value $1.00 per share ("Pennsylvania Capital Common"), 100,000 shares of Class A Common Stock, par value $1.00 per share ("Pennsylvania Capital Class A Stock") and 1,000,000 shares of Preferred Stock, par value $1.00 per share
("Pennsylvania Capital Preferred Stock") ("Pennsylvania Capital Common" and "Pennsylvania Capital Class A Stock" are sometimes collectively herein referred to as "Pennsylvania Capital Stock"). As of the date hereof, 404,777 shares of Pennsylvania Capital Common, 36,675 shares of Pennsylvania Capital Class A Stock and no shares of Pennsylvania Capital Preferred Stock are issued and outstanding;

         WHEREAS, Three Rivers Bank is a Pennsylvania banking institution organized and existing under the laws of the Commonwealth of Pennsylvania, the authorized capital stock of which consists of _________ shares of common stock, par value $____ per share, ______ of which shares are issued and outstanding on the date hereof;

         WHEREAS, Three Rivers is a corporation organized and existing under the laws of the Commonwealth of Pennsylvania that is duly registered as a bank holding company pursuant to the Bank Holding Company Act of 1956, as amended, the authorized capital stock of which consists at September 30, 2000 of (i) 5,000,000 shares of preferred stock, no par value, none of which has been issued and (ii) 20,000,000 shares of common stock, par value $0.01 per share

("Three Rivers Common Stock"), of which 6,675,212 shares were issued and outstanding as of the date hereof; and

         WHEREAS, Three Rivers and Pennsylvania Capital have entered into an Agreement and Plan of Reorganization ("Reorganization Agreement") that contemplates the merger of Pennsylvania Capital with and into Three Rivers Bank;

         WHEREAS, the respective Boards of Directors of Three Rivers and Three Rivers Bank and Pennsylvania Capital deem the merger of Pennsylvania Capital with and into Three Rivers Bank, under and pursuant to the terms and conditions herein set forth or referred to, desirable and in the best interests of the respective institutions and their respective shareholders, and the respective Boards of Directors of Three Rivers and Three Rivers Bank and Pennsylvania Capital have adopted resolutions approving this Plan of Merger and each of the Boards of Directors of Three Rivers and Pennsylvania Capital has directed that this Plan of Merger be submitted to their respective shareholders for approval; and

         WHEREAS, approval of this Plan of Merger requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of Pennsylvania Capital Stock and Pennsylvania Class A Stock, each voting as a separate class, the holders of at least two-thirds of the outstanding shares of the capital stock of Three Rivers Bank and the holders of at least a majority of the outstanding shares of Three Rivers Common Stock .

         NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein contained and intending to be legally bound hereby, the parties hereto do hereby agree as follows:

                                    ARTICLE I

                                   THE MERGER

         Subject to the terms and conditions of this Plan of Merger, on the Effective Date (as hereinafter defined), Pennsylvania Capital shall be merged with and into Three Rivers Bank pursuant to the provisions of, and with the effect provided in, Sections 1601-1607 of the Pennsylvania Banking Code (said transaction being hereinafter referred to as the "Merger"). On the Effective Date, the separate existence of Pennsylvania Capital shall cease and Three Rivers Bank shall continue its existence as the surviving entity unaffected and unimpaired by the Merger, and shall be liable for all of the liabilities of Pennsylvania Capital existing at the Effective Date (Three Rivers Bank as existing on and after the Effective Date being hereinafter sometimes referred to as the "Surviving Bank").

                                   ARTICLE II

                      ARTICLES OF INCORPORATION AND BY-LAWS

         The Articles of Incorporation and the By-Laws of the Surviving Bank in effect immediately prior to the Effective Date shall be the Articles of Incorporation and the By-Laws of the Surviving Bank, in each case until amended in accordance with applicable law.

                                   ARTICLE III

                         BOARD OF DIRECTORS AND OFFICERS

         On the Effective Date, the Board of Directors of the Surviving Bank shall consist of those persons serving as directors of the Surviving Bank immediately prior to the Effective Date. As soon as practicable after the Effective Date, the Surviving Bank shall take all requisite action to elect as members of the Board of Directors Gerald B. Hindy and Charles A. Warden and
Gerald B. Hindy shall be appointed to serve as Vice-Chairman of the Board of Directors. At the first Annual Meeting of the Board of Directors of Three Rivers and Three Rivers Bank following the Effective Date, an additional member of the Board of Directors of Three Rivers and Three Rivers Bank may be nominated jointly by Gerald B. Hindy and Charles A. Warden. The appointment of such additional member shall be subject to approval by the Boards of Directors of Three Rivers and Three Rivers Bank which approval shall not be unreasonably withheld. Additionally, Gerald B. Hindy and Charles A. Warden shall be appointed to any now existing or hereafter created executive committee of the Board of Directors of the Surviving Bank until such time as successors are elected and qualified.

         The Officers of Three Rivers Bank immediately prior to the Effective Date shall continue as the officers of the Surviving Bank until such time as successors are elected and qualified.

                                   ARTICLE IV

                                     CAPITAL

         Each share of capital stock of Three Rivers Bank issued and outstanding immediately prior to the Effective Date shall, on the Effective Date, continue to be issued and outstanding.

                                    ARTICLE V

             CONVERSION AND EXCHANGE OF PENNSYLVANIA CAPITAL SHARES

         1. On the Effective Date, each share of Pennsylvania Capital Stock outstanding immediately prior to the Effective Date (except as provided in Paragraphs 3, 6 and 8 of this Article V) shall by virtue of the Merger be converted into shares of Three Rivers Common Stock and cash as determined pursuant to the following formulation:

         The Initial Deal Price shall initially be $41.50. 10% of such Deal Price shall be paid in cash (rounded to the nearest one-hundredth of a fraction) and 90% of such Deal Price shall be paid in shares of Three Rivers Common Stock valued at the Three Rivers Deemed Stock Price, subject to adjustment by the Adjustment Factor. The Deal Price will change by reason of the Adjustment Factor (defined below) based upon the percentage of the outstanding 93,637 Rights which are exercised prior to the Effective Date, as the Initial Value Exchange Ratio will be reduced by .01 for each 4% of said Rights which are exercised. An example of this adjustment is shown below in EXAMPLE TWO.

                       The following are illustrative  EXAMPLES of the foregoing
                formula used to determine the number of shares of Three Rivers Common Stock and the amount of cash into which each share of Pennsylvania Capital Stock outstanding immediately prior to the Effective Date is to be converted:

                EXAMPLE ONE
                -----------

                  If, Three  Rivers  Deemed  Stock Price is $9.00 per share, and
                                                            ---------------
          assuming no rights are exercised,
          --------------------------------

                  Then, each  share  of  Pennsylvania  Capital  Stock  shall  be converted  into
                      (i) $4.15 cash (Initial Deal Price of $41.50 x 10%), and
                      (ii) 4.1500 shares of Three Rivers Common Stock (Initial Deal Price of $41.50 x 90% / Three Rivers Deemed Stock Price of $9.00 = 4.1500 shares)

                EXAMPLE TWO
                -----------

                   If Three Rivers  Deemed  Stock Price is $9.00 per share,  and
                                                           ---------------
          12% of the 93,637  Rights have been  exercised  prior to the Effective
          -----------------  ---------------------------
          Date,  then the Initial Value Exchange Ratio (4.6111,  i.e.,  $41.50 /
                                                                 ----
          $9.00 Three Rivers Deemed Stock Price) will be adjusted to an Adjusted Value Exchange Ratio of 4.5811 (4.6111 - .03). As a consequence
                                     ------
          thereof, the Initial Stock Exchange Ratio (4.1500) (90% of Initial Value Exchange Ratio) will be adjusted to an Adjusted Stock Exchange Ratio of 4.1230 (90% of Adjusted Value Exchange Ratio of 4.5811)
                   ------

                  Then, each share of Pennsylvania Capital Stock shall be converted into
                      (i)  $4.12 cash (Adjusted  Deal  Price  of $41.230 x 10%),
                           and
                      (ii) 4.1230   shares  of   Three   Rivers   Common   Stock
                           (Adjusted Deal Price of $41.230 x 90% / Three Rivers Deemed Stock Price of $9.00 = 4.1230 shares)


FOR PURPOSES OF THIS ARTICLE V AND ARTICLE IX HEREOF, THE FOLLOWING TERMS SHALL HAVE THE MEANINGS INDICATED:

         "Adjustment Factor" shall mean an adjustment to the number of shares of Three Rivers Common Stock and cash to be issued in exchange for Pennsylvania Capital Stock based upon the formula that for every 4% of the 93,637 issued and outstanding Stock Options of Pennsylvania Capital ("Rights") that are exercised following the date of the Reorganization Agreement and prior to the Effective Date the Initial Value Exchange Ratio shall be reduced by .01. EXAMPLE TWO above shows the application of the Adjustment Factor and the attached SCHEDULE "1" shows the effect of the Adjustment Factor for each 4% increment of Rights exercised.

         "Initial Cash Exchange" shall be equal to 10% of the Initial Deal Price or the Adjusted Deal Price, as the case may be. If the Initial Cash Exchange is subject to adjustment by the Adjustment Factor it shall thereafter be referred to as the "Adjusted Cash Price."

         "Initial Deal Price" shall mean $41.50, but shall be adjusted based upon the Adjustment Factor such that it shall thereafter be referred to as "Adjusted Deal Price."

         "Initial Stock Exchange Ratio" shall be equal to 90% of the Initial Value Exchange Ratio or the Adjusted Value Exchange Ratio, as the case may be. If the Initial Stock Exchange Ratio is adjusted by the Adjustment Factor, it shall thereafter be referred to as the "Adjusted Stock Exchange Ratio."

         "Initial Value Exchange Ratio" shall mean the number determined by dividing the Three Rivers Deemed Stock Price into the Initial Deal Price, but shall be subject to adjustment based upon the Adjustment Factor depending on the number of Rights which may be exercised prior to the Effective Date and such ratio shall thereafter be referred to as the "Adjusted Value Exchange Ratio."

         "Re-evaluation Date" shall mean the date which is the fifth trading day immediately preceding the Effective Date.

         "Re-evaluation Price" shall mean the average of the daily average of the high and low sale prices of Three Rivers Common Stock as reported on the Nasdaq National Market System (as reported by The Wall Street Journal or, if not reported therein, as reported in a mutually agreed upon alternative source) for the twenty (20) consecutive full trading days in which such shares are traded on the Nasdaq National Market System ending at the close of trading on the Re-evaluation Date.

         "Three Rivers Deemed Stock Price" shall mean $9.00 per share of Three Rivers Common Stock.

         2. On the Effective Date, all then issued and outstanding stock options ("Rights") issued by Pennsylvania Capital under its Stock Option Plans shall be terminated in exchange for a cash payment by Three Rivers to each holder of such options in an amount equal to the Deal Price less the applicable exercise price per share for Pennsylvania Capital Stock covered by any such option agreement multiplied by the number of shares of Pennsylvania Capital Stock covered by such option agreement.

         3. On the Effective Date, all shares of Pennsylvania Capital Stock held in the treasury of Pennsylvania Capital or owned beneficially by Pennsylvania Capital other than in a fiduciary capacity or in connection with a debt previously contracted and all shares of Pennsylvania Capital Stock owned by Three Rivers or owned beneficially by any subsidiary or affiliate of Three Rivers other than in a fiduciary capacity or in connection with a debt previously contracted shall be cancelled and no cash, stock or other property shall be delivered in exchange therefor.

         4. On and after the Effective Date, each holder of a certificate or certificates theretofore representing outstanding shares of Pennsylvania Capital Stock (any such certificate being hereinafter referred to as a "Certificate") may surrender the same to Three Rivers or its agent for cancellation and each such holder shall be entitled upon such surrender to receive in exchange therefor certificate(s) representing the number of shares of Three Rivers Common Stock and a check in an amount equal to the amount of cash, without interest, to which such holder is entitled as provided herein and, if applicable, a check in an amount equal to the amount of cash, without interest, to be paid pursuant to Paragraph 8 of this Article V to which such holder is entitled. Promptly after the Effective Date, Three Rivers shall mail to former Pennsylvania Capital shareholders instructions for the surrender of certificates formerly representing Pennsylvania Capital Stock in exchange for the merger consideration of cash and Three Rivers Common Stock. Until surrendered, each Certificate shall be deemed for all purposes to evidence ownership of the number of shares of Three Rivers Common Stock and cash, without interest, into which the shares represented by such Certificates have been changed or converted as aforesaid. No dividends or other distributions declared after the Effective Date with respect to Three Rivers Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Article V. After the surrender of a Certificate in accordance with this Article V, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Three Rivers Common Stock represented by such Certificate. Certificates surrendered for exchange by any person who is an "affiliate" of Pennsylvania Capital for purposes of Rule 145(c) under the Securities Act of 1933, as amended, shall not be exchanged for certificates representing shares of Three Rivers Common Stock until Three Rivers has received the written agreement of such person contemplated by Section 4.11(a) of the Reorganization Agreement. If any certificate for shares of Pennsylvania Capital Common Stock is to be issued in a name other than that in which a certificate surrendered for exchange is issued, the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and the person requesting such exchange shall affix any requisite stock transfer tax stamps to the certificate surrendered or provide funds for their purchase or establish to the reasonable satisfaction of Three Rivers or its agent that such taxes are not payable.

         5. Upon the Effective Date, the stock transfer books of Pennsylvania Capital shall be closed and no transfer of Pennsylvania Capital Stock shall thereafter be made or recognized. Any other provision of this Plan of Merger notwithstanding, neither Three Rivers or its agent nor any party to the Merger shall be liable to a holder of Pennsylvania Capital Stock for any amount paid or property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar law.

         6. No conversion under Paragraph 1 of this Article V shall be made in respect of any share of Pennsylvania Capital Stock as to which a Pennsylvania Capital shareholder has elected to exercise dissenters' rights pursuant to
Section 1222 of the Pennsylvania Banking Code, if any, until such time as such shareholder shall have effectively lost dissenters' rights.

         7. In the event that prior to the Effective Date the outstanding shares of Three Rivers Common Stock shall have been increased, decreased, or changed into or exchanged for a different number or kind of shares or securities by reorganization, recapitalization, reclassification, stock dividend, stock split, or other like changes in Three Rivers' capitalization, all without Three Rivers receiving consideration therefor, then an appropriate and proportionate adjustment shall be made in the number and kind of shares of Three Rivers Common Stock to be thereafter delivered pursuant to this Plan of Merger.

         8. Notwithstanding any other provision of this Article V, each holder of shares of Pennsylvania Capital Stock who would otherwise have been entitled to receive a fraction of a share of Three Rivers Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash in an amount equal to such fractional part of a share of Three Rivers Common Stock multiplied by the market value of such Common Stock. The market value of one share of Three Rivers Common Stock on the Effective Date shall be the last sale price of such Common Stock as quoted in the Nasdaq National Market System (as reported by The Wall Street Journal or other authoritative source) on the last business day preceding such date. No such holder shall be entitled to dividends, voting rights or any other shareholder right in respect of any fractional share.

                                   ARTICLE VI

                          EFFECTIVE DATE OF THE MERGER

         The Merger shall be effective at the time and on the date specified in the certificate of merger (such date and time being herein referred to as the "Effective Date").

                                   ARTICLE VII

                               FURTHER ASSURANCES

         If at any time the Surviving Bank shall consider or be advised that any further assignments, conveyances or assurances are necessary or desirable to vest, perfect or confirm in the Surviving Bank title to any property or rights of Pennsylvania Capital, or otherwise carry out the provisions hereof, the proper officers and directors of Pennsylvania Capital, as of the Effective Date, and thereafter the officers of the Surviving Bank acting on behalf of Pennsylvania Capital, shall execute and deliver any and all proper assignments, conveyances and assurances, and do all things necessary or desirable to vest, perfect or confirm title to such property or rights in the Surviving Bank and otherwise carry out the provisions hereof.


                                  ARTICLE VIII

                              CONDITIONS PRECEDENT

         The obligations of Three Rivers, Three Rivers Bank and Pennsylvania Capital to effect the Merger as herein provided shall be subject to satisfaction, unless duly waived, of the conditions set forth in the Reorganization Agreement.

                                   ARTICLE IX

                                   TERMINATION

         Anything contained in this Plan of Merger to the contrary notwithstanding, and notwithstanding adoption hereof by the shareholders of Three Rivers, Three Rivers Bank and Pennsylvania Capital, this Plan of Merger may be terminated and the Merger abandoned as provided in the Reorganization Agreement; provided however, that the Plan of Merger may also be terminated, and the Merger may be abandoned by Pennsylvania Capital, if its Board of Directors so determines by a vote of a majority of the members of its entire Board of Directors, at any time during the three-day period commencing two days after the Re-evaluation Date, if the Re-evaluation Price shall be less than $7.50 per share as determined under the provisions of Paragraph 1, Article V hereof.

         If Pennsylvania Capital elects to exercise its termination right pursuant to the immediately preceding sentence, it shall give prompt written notice to Three Rivers provided that such notice of election to terminate may be withdrawn at any time within the aforementioned three-day period.

         As an option to termination of this Plan of Merger by Pennsylvania Capital as above provided in this Article IX, if its Board of Directors so determines by a vote of the majority of the members of its entire Board of Directors at any time during the aforementioned three-day period commencing two days after the Re-evaluation Date, Pennsylvania Capital may elect to consummate this Plan of Merger except that (as provided under Paragraph 1 of Article V hereof) the Initial Stock Exchange Ratio shall be increased by .25 SHARE of Three Rivers Common Stock and all other provisions of the formulation to determine the number of shares of Three Rivers Common Stock and cash shall be the same as provided in said Paragraph 1 of Article V. As an explanatory EXAMPLE of the option referred to in this paragraph, if the Re-evaluation Price shall be less than $7.50 per share, then the exchange ratios referred to in EXAMPLE ONE under Paragraph 1 of Article V hereof would be adjusted so that each share of Pennsylvania Capital Stock would be converted into $4.15 cash and 4.4000 shares of Three Rivers Common Stock (4.1500 shares plus .25 shares), subject to the effect of any required Adjustment Factor referred to in Paragraph 1 of Article V.


         In the event the Reorganization Agreement is terminated pursuant to the terms thereof, this Plan of Merger shall become void and have no effect.


                                    ARTICLE X

                                  MISCELLANEOUS

         1. This Plan of Merger may be amended or supplemented at any time by mutual agreement of Three Rivers, Three Rivers Bank and Pennsylvania Capital. Any such amendment or supplement must be in writing and approved by their respective Boards of Directors.

         2. The headings of the several Articles herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Plan of Merger.

         3. This Plan of Merger may be executed in several counterparts, each of which shall be deemed the original, but all of which together shall constitute one and the same instrument.

         4. This Plan of Merger shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania applicable to agreements made and entirely to be performed within such jurisdiction, except to the extent that federal law may be applicable.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Plan of Merger to be executed in counterparts by their duly authorized officers and their corporate seals to be hereunto affixed and attested by their officers thereunto duly authorized, all as of the day and year first above written.



Attest                                   THE PENNSYLVANIA CAPITAL BANK


                                         By:
-------------------------------             -----------------------------------


(SEAL)


Attest                                   THREE RIVERS BANK


                                         By:
 ------------------------------             -----------------------------------


(SEAL)


Attest                                   THREE RIVERS BANCORP, INC.


                                         By:
-------------------------------             -----------------------------------


(SEAL)


SCHEDULE 1



                           -------
DEEMED STOCK PRICE         $9.000
                           =======

------------------------------------------------------------------------------------------------------------
                                  INITIAL VALUE           INITIAL STOCK              INITIAL     PER SHARE
         Intial Deal Price        Exchange Ratio          Exchange Ratio       Cash Exchange     Value
                    $41.50                      4.6111              4.1500            $4.150        $41.500
------------------------------------------------------------------------------------------------------------

                   OPTIONS        ADJUSTED VALUE          ADJUSTED STOCK            ADJUSTED     ADJUSTED
                 Exercised        Exchange Ratio          Exchange Ratio          Cash Price     Deal Price
                     4.00%                      4.6011              4.1410            $4.141        $41.410
                     8.00%                      4.5911              4.1320            $4.132        $41.320
                    12.00%                      4.5811              4.1230            $4.123        $41.230
                    16.00%                      4.5711              4.1140            $4.114        $41.140
                    20.00%                      4.5611              4.1050            $4.105        $41.050
                    24.00%                      4.5511              4.0960            $4.096        $40.960
                    28.00%                      4.5411              4.0870            $4.087        $40.870
                    32.00%                      4.5311              4.0780            $4.078        $40.780
                    36.00%                      4.5211              4.0690            $4.069        $40.690
                    40.00%                      4.5111              4.0600            $4.060        $40.600
                    44.00%                      4.5011              4.0510            $4.051        $40.510
                    48.00%                      4.4911              4.0420            $4.042        $40.420
                    52.00%                      4.4811              4.0330            $4.033        $40.330
                    56.00%                      4.4711              4.0240            $4.024        $40.240
                    60.00%                      4.4611              4.0150            $4.015        $40.150
                    64.00%                      4.4511              4.0060            $4.006        $40.060
                    68.00%                      4.4411              3.9970            $3.997        $39.970
                    72.00%                      4.4311              3.9880            $3.988        $39.880
                    76.00%                      4.4211              3.9790            $3.979        $39.790
                    80.00%                      4.4111              3.9700            $3.970        $39.700
                    84.00%                      4.4011              3.9610            $3.961        $39.610
                    88.00%                      4.3911              3.9520            $3.952        $39.520
                    92.00%                      4.3811              3.9430            $3.943        $39.430
                    96.00%                      4.3711              3.9340            $3.934        $39.340
                   100.00%                      4.3611              3.9250            $3.925        $39.250

